Exhibit 4.6

AMENDED AND RESTATED SHAREHOLDERS RIGHTS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS RIGHTS AGREEMENT (the “Agreement”) is made as of July 20, 2007 by and among NEGEVTECH LTD., an Israeli corporation (the “Company”), and the individuals and entities identified in Schedule A annexed hereto, each hereinafter referred to individually as an “Investor” and, collectively, as the “Investors”.

W I T N E S S E T H:

        WHEREAS, the Company and the Prior Investors (as defined below) are parties to that certain Shareholders’ Rights Agreement dated as of September 13, 2005, as amended on March 22, 2006 and on September 26, 2006 (the “Prior Agreement”); and

        WHEREAS, the Investors, (which include certain of the Prior Investors) are parties to that certain Series A1 Share Purchase Agreement of even date herewith between the Company and certain of its shareholders (the “A1 Share Purchase Agreement”), pursuant to which the Investors are purchasing Series A1 Preferred Shares of the Company; and

        WHEREAS, upon the Recapitalization and the Closing pursuant to the A1 Share Purchase Agreement (as such terms are defined therein), all the Company’s preferred shares shall automatically be converted into Ordinary Shares and any Prior Investor who shall become a Participating Investor (as such term is defined in the A1 Share Purchase Agreement) shall be issued, in lieu of such Ordinary Shares, Ordinary Preferred A Shares and/or Ordinary Preferred B Shares, as the case may be and as provided therein; and

        WHEREAS, the Company and the Investors desire to amend and restate the Prior Agreement in accordance with Section 12.4 of the Prior Agreement, to read as set forth herein; and

        WHEREAS, the Investors represent holders of at least a majority of the Registrable Securities pursuant to the Prior Agreement and are therefore eligible, in accordance with Section 12.4 of the Prior Agreement, to amend the Prior Agreement as aforesaid;

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree that the Prior Agreement is hereby amended and restated in its entirety, as follows:

1.     Definitions. For purposes of this Section:

1.1 The term “Articles of Association” means the Amended Articles of Association of the Company in effect as of the date hereof, as may be amended from time to time.

1.2 The term “as-converted basis” means assuming the theoretical conversion of all outstanding Preferred Shares into Ordinary Shares, at the then applicable conversion ratio.

1.3 The term "Holder" means a holder of Registrable Securities who is a party to this Agreement.

1.4 The term "Initiating Holders" means the holders of a majority of the Registrable Securities then outstanding.

1.5 The term “IPO” shall mean the consummation of the Company’s first sale of its shares to the public in a bona fide underwriting pursuant to a registration statement under the Act.

1.6 The term “Major Shareholder” shall mean a holder of Preferred Shares holding at least 2.5% of the issued and outstanding shares of the Company, on an as-converted basis.

1.7 The term “Ordinary Shares” shall mean Ordinary Shares of the Company, par value NIS 1 each.

1.8 The term “Ordinary Preferred A Shares” shall mean Ordinary Preferred A Shares of the Company, par value NIS 1 each

1.9 The term “Ordinary Preferred B Shares” shall mean Ordinary Preferred B Shares of the Company, par value NIS 1 each.

1.10 The term “Permitted Transferee” shall have the meaning given to it in the Articles of Association.

1.11 The term “Preferred A1 Shares” shall mean Series A1 Preferred Shares of the Company, par value NIS 1 each.

1.11 The term “Preferred Shares” shall mean the Ordinary Preferred A Shares, the Ordinary Preferred B Shares and the Preferred A1 Shares.

1.12 The term “Prior Investors” shall mean the holders of all of the preferred shares of the Company issued and outstanding immediately prior to the Closing and the Recapitalization, as such terms are defined in the A1 Share Purchase agreement.

1.13 The term “Qualified IPO” shall mean the consummation of a firm commitment underwritten public offering of the Company’s shares, with aggregate gross proceeds to the Company of at least US$ 30,000,000, at an offering price per share representing a pre-money valuation of the Company of at least US$130,000,000.

1.14 The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the United States Securities Act of 1933, as amended, or similar securities act in a jurisdiction other than the U.S. (the “Act”), and the declaration or ordering of effectiveness of such registration statement or document.

1.15 The term “Registrable Securities” means (i) Ordinary Shares of the Company held by an Investor and/or Plenus Technologies Ltd. (“Plenus”) including any Ordinary Shares issued or issuable upon conversion of any Preferred Shares currently held or hereafter acquired by an Investor and/or Plenus and all Ordinary Shares which an Investor and/or Plenus may hereafter purchase pursuant to preemptive rights, rights of first refusal, anti-dilution rights, or otherwise; and (ii) any Ordinary Shares issued upon the conversion or exercise of any warrant, right or other security which is currently held or hereafter acquired by an Investor; and (iii) any shares of the Company issued as a dividend or in a share split or in connection with any other distribution with respect to, or in exchange for or in replacement of, such Ordinary Shares described in (i) and (ii) above.

1.16 The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Ordinary Shares outstanding, calculated on an as-converted basis, which are Registrable Securities.

1.17 The term “Form F-3” means such form under the Act as in effect on the date hereof or substantially similar thereto and available to the Company and/or the Holders or any registration form under the Act subsequently adopted by the United States Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.18 The term “1934 Act” means the United States Securities and Exchange Act of 1934, as amended.

2.	Demand Registrations

2.1 If the Company shall receive at any time commencing six (6) months after the effective date of the IPO, a written request from Initiating Holders, that the Company file a registration statement under the Act for the registration of all or part of their Registrable Securities, then the Company shall promptly give written notice of such request to the other Holders, and the Company shall effect as soon as practicable, and in any event shall use its best efforts to effect, within sixty (60) days of the receipt of such request of the Initiating Holders, the registration under the Act of all Registrable Securities (i) which the Initiating Holders requested to be registered as aforesaid and (ii) of all Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice. No more than two (2) requests shall be made pursuant to this Section 2.1. In no event shall the Company be required to effect more than one demand registration in each six (6) month period.

2.2 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Initiating Holders shall have the right to propose the managing underwriter in any underwritten offering (and such proposal shall include in general the proposed terms of the underwriting agreement and pricing of the transaction), subject to the consent of the Company, which consent shall not be unreasonably withheld, and shall not be withheld if it is the lead or co-lead from the IPO or other prior registered offering or one of the top twenty underwriters by volume of deals in the preceding twelve months. In the event that the Initiating Holders do not propose a managing underwriter or the Company reasonably withholds consent to the proposed managing underwriter, the Company shall have the right to designate the managing underwriter(s) in any underwritten offering, subject to the consent of the Initiating Holders, which consent shall not be unreasonably withheld.

2.3 If the underwriter of such offering determines that the number of shares requested by the Holders is greater than the number of shares that may be underwritten, the number of Registrable Securities that may be included in such registration shall be reduced accordingly, and there shall be excluded from such registration to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders, then shares which the Company may wish to register for its own account, and thereafter, to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Shares then outstanding held by such Holders) and any Registrable Securities excluded from such underwriting shall be withdrawn from the registration. A registration statement shall not be counted as a request for the purpose of this Section 2 if, as a result of an exercise of the underwriter’s cut-back provisions set forth herein, less than 30% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

3.	Incidental Registration

3.1 At any time after the IPO, if the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than registration statements pursuant to Section 2 above or relating to employee benefit plans or with respect to corporate reorganization or other transactions under Rule 145 of the Act), the Company shall, at such time, promptly give the Holders written notice of such registration. Upon the written request of a Holder given within twenty (20) days after receipt of such notice from the Company in accordance with the notice provision of this Agreement, the Company shall use its best efforts to cause to be registered under the Act all of the Registrable Securities that such Holder has requested to be registered. In the event the Company shall grant to any shareholder the right to register securities immediately upon the IPO of the Company, then the rights of the Holders pursuant to this Section 3 shall be adjusted accordingly, and the Holders shall be entitled to register Registrable Securities pursuant to this Section 3 immediately upon IPO.

3.2 In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 3 to include any of a Holder’s securities in such underwriting unless the Holder (i) agrees to the sale of (including any restriction on the sale of) its securities on the basis provided in any customary underwriting arrangements, including customary lock-up periods as required by (x) the underwriters with respect to any shares, provided such period shall not exceed the period of 180 days in respect of the IPO and 90 days in respect of any other offering (provided that in such other offering at least 23% of the securities included in such registration are Registrable Securities requested to be included by the Holders), and provided that all senior employees, shareholders and management are subject to such lock-up period unless the Holders of the majority of the Registrable Securities requested to be registered therein agree in writing to waive such pre-condition or (y) applicable law, or (z) stock exchanges; and (ii) provides any relevant information reasonably requested and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, all reasonably requested, and other documents reasonably requested, that are required under the terms of such underwriting arrangements and then only in such quantity as the underwriters determine, in their sole discretion, will not materially and adversely effect the success of the offering by the Company. If such underwriters determine that the total amount of securities, including Registrable Securities, requested by a Holder to be included in such offering could materially adversely affect the success of such offering, then the Company shall be required to include in such offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not materially adversely affect the success of the offering, provided the Company will include in such registration (i) first, the securities the Company proposes to sell, and (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each holder of Registrable Securities participating in such offering,; provided that in any event the Holders shall be entitled to register at least 23% of the securities to be included in any such registration.

4.	Form F-3 Registration.

In case the Company shall receive at any time commencing six (6) months (or any longer period as required by law or regulation) after the effective date of the IPO from a Holder or Holders of the Registrable Securities then outstanding a request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by the Holder, the Company shall promptly give written notice of such request to the other Holders and the Company shall:

Use best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all of the Holder’s Registrable Securities as are specified in such request and all Registrable Securities held by such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 4:

(i)	if Form F-3 is not available for such offering by the Holder; or

(ii)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(iii)	the requested registration would have an aggregate offering price of all Registrable Shares sought to be registered, net of underwriting discounts and commissions, below $1,500,000.

Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities as soon as practicable after receipt of the request of a Holder as aforesaid.

5.	Obligations of the Company.

Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

5.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders, keep such registration statement effective for up to one hundred and twenty days or, if sooner, until the distribution contemplated in the Registration Statement has been completed.

5.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

5.3 Furnish to the Holders and each duly authorized underwriter such number of authorized copies of a prospectus, including copies of a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by the Holders.

5.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders of Registrable Securities covered by such registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

5.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, including indemnification and other customary provisions, in usual and customary form, with the managing underwriter of such offering. If a Holder shall participate in such underwriting he shall also enter into and perform its obligations under such an agreement.

5.6 Notify the Holders of Registrable Securities covered by such registration statement:

(i)	promptly after the Company shall receive notice thereof, of the time when such registration statement becomes effective or when any amendment or supplement or any prospectus forming a part of such registration statement has been filed;

(ii)	promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus for additional information;

(iii)	at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

5.7 Advise a Holder if his Registrable Shares are included in such registration statement promptly after the Company shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of such registration statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose; and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued;

5.8 Use its best efforts to furnish, at the request of a Holder in the event he is requesting registration of Registrable Securities pursuant to this Agreement on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to a Holder in the event he is requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to a Holder in the event he is requesting registration of Registrable Securities.

Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any registration pursuant to this Agreement: (i) within a period of one hundred eighty (180) days following the effective date of a previous registration of the Company’s securities and (ii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of a Holder under this Agreement; provided, however, that with respect to a registration requested pursuant to Sections 2 or 4 above: (A) the Company shall not utilize this right more than once in any twelve (12) month period; (B) the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period other than S-8 registration or the like, and (C) if the Initiating Holders disapprove of the deferral of the registration, they may elect to withdraw their demand by written notice to the Company, in which case such registration, if effected, shall not be counted for the purpose of Section 2.

6.	Expenses of Registration

All expenses (other than underwriting discounts, fees and commissions) incurred in connection with registrations, filings or qualifications pursuant to Sections 2, 3 and 4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (the “Registration Expenses”) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of Holders of the majority of the Registrable Securities to be so registered (in which case the Holder shall bear such expenses), unless such Holders agree to forfeit their right to the demand registration pursuant to Section 2; provided further, however that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of the request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change or in the event that the Holders have withdrawn their registration request in accordance with the second paragraph of Section 5.8, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2. All underwriting discounts, fees and commissions applicable to the sale of Registrable Securities and pursuant to this Agreement shall be borne by the holders of such Registrable Securities, pro rata on the basis of the number of shares sold in the respective offering.

7.	Indemnification. In the event any Registrable Securities are included in a registration statement pursuant to this Agreement:

7.1 To the extent permitted by law the Company will indemnify and hold harmless each of the Holders, any underwriter (as defined in the Act) for the Holders, each of their directors, shareholders, partners and officers, and legal counsel and independent accountants, and each person, if any, who controls such Holder within the meaning of the Act or the 1934 Act (collectively and individually referred to as the “Indemnified Party”) against all claims, losses, damages and liabilities (joint or several) (or actions in respect thereof) arising out of or based on any of the following statements, omissions or violations: (i) untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus or any amendments or supplements thereto, offering circular or other document; or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation (or alleged violation) by the Company of the Act or any other securities laws, and will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating, preparing or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, (i) that the Company will not be liable to an Indemnified Party in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Indemnified Party, and stated to be specifically for use therein; and (ii) that the indemnity agreement contained in this subsection 7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld.

7.2 To the extent permitted by law, each Holder , in the event that his Registrable Securities are included in such registration, will indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company’s securities covered by such registration statement, each other Holder selling Registrable Securities in such registration and each person who controls the Company, such underwriter or such other Holder within the meaning of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, persons, underwriters, Holders, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in strict conformity with written information furnished to the Company by an instrument duly executed by such Holderand stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall be limited to an amount equal to the proceeds (net of underwriters discounts, fees and commissions) to such Holder from the sale of Registrable Securities sold by such Holder pursuant to such registration and provided further that the indemnity agreement contained in this subsection 7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld.

7.3 If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. In no event shall the liability of a Holder exceed the proceeds (net of underwriters discounts, fees and commissions) from the offering received by such Holder.

7.4 Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, shall not relieve the indemnifying party of its obligations hereunder except to the extent such failure results in a lack of timely actual knowledge by the indemnifying party and the indemnifying party suffers actual damage as a result thereof or actual prejudices to its ability to defend such action.

7.5 The obligations of the Company and the Holders under this Section 7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

8.	Reports Under the 1933 Act.

In the event the Company becomes subject to reporting under the 1934 Act, then with a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

8.1 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of first registration statement filed by the Company for the offering of its securities to the general public;

8.2 take such action, including the voluntary registration of its Ordinary Shares under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form F-3 for the sale of their Registrable Securities.

8.3 file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

8.4 furnish to each Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

9.	Assignment of Registration Rights and Grant of Additional Rights.

9.1 The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided that such transfer or assignment is made pursuant to the provisions of the Articles of Association and in accordance with any provisions relating to transfer and/or assignment of such securities appearing in the relevant Share Purchase Agreement and/or in this Agreement, and provided further that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and such transferee or assignee consents to be subject to this Agreement.

9.2 From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of at least 60% of the Registrable Securities then outstanding enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities, including, without limitation, on Form F-3.

9A.	Termination of Registration Rights

Notwithstanding anything to the contrary contained in this Agreement or otherwise, the registration rights granted pursuant to the provisions of Sections 2, 3 and 4 hereunder shall terminate and shall be of no further force and effect five years following the IPO, regardless of any Rule 144 availability.

10.	Covenants of the Company.

10.1 Delivery of Financial Statements.

Until a Qualified IPO, the Company shall deliver to each Major Shareholder the following reports in English (and with respect to the reports listed in subsections (a) and (b) below also to Intel Atlantic, Inc. (“Intel”) for so long as it holds Preferred Shares of the Company):

(a) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal year of the Company, consolidated financial statements audited and certified by independent public accountants of the Company which are associated with one of the “Big Four” US accounting firms, prepared in accordance with US generally accepted accounting principals with reconciliation to Israeli GAAP.

(b) as soon as practicable, but in any event within thirty (30) days of the end of each quarter, consolidated financial quarterly reports, reviewed by independent public accountants of the Company, prepared in US Dollars in accordance with generally accepted accounting principles.

(c) as soon as practicable, but in no event later than 30 days prior to the beginning of each year, revised twelve month forward prospective budgets, including detailed quarterly financial projections for such twelve months period (hereinafter referred to as “Annual Budget”).

(d) monthly reports and other reports regarding the Company’s operation, in such format, and containing such information as the Board of Directors shall require (including at least a business update and overview, profit and loss and cash-flow statements) within reasonable time, not to exceed 30 days, from the end of each calendar month.

(e) Such other information as may reasonably be requested by such Major Shareholder.

(f) In addition, if an Investor reasonably determines, that being a publicly traded company or an affiliate of a publicly traded company, it requires additional financial information in respect of the Company in order to timely publish the reports of the Investor and/or of such affiliated company(ies), the Company shall promptly provide the Investor with financial information with respect to the Company, and such reports may be attached to the reports published by the Investor or such affiliated companies, to the extent required by law.

10.2 Delivery of Work Plan and Annual Budget

No later than November 30 of each year, the Company shall submit to the Board of Directors the annual Work Plan and the Annual Budget for the forthcoming calendar year.

10.3 Visitation Rights

During the regular working hours and upon reasonable advance notice, each Major Shareholder shall have full access to all books and records of the Company, shall be entitled to review and copy them at their discretion, and shall be entitled to visit and inspect the Company’s property, inspect its assets and consult with the management of the Company, providing that in exercising such rights no information shall be disclosed to the Major Shareholders, the disclosure of which in the discretion of the Board of Directors of the Company, might cause damage to the business of the Company as contemplated in the Updated Work Plan (as defined in the A1 Share Purchase Agreement). The provisions of this Agreement and of the respective Share Purchase Agreements regarding the Investors’ undertakings of confidentiality or any separate non-disclosure agreement executed by any Investor shall apply, mutatis mutandis, to any information disclosed to the Major Shareholders pursuant to the rights set out under this Section 10.3.

10.4 Patents.

Unless the Board of Directors shall deem otherwise appropriate for the Company, the Company will take all reasonable steps necessary to initiate/continue the prosecution of its patent applications and to maintain any patents granted thereon.

10.5 Auditors and Internal Auditor.

The Company shall maintain the services of: (i) one of the “big four” accounting firms or one of their respective affiliates as independent auditors of the Company, and (ii) an internal auditor, such appointments and their respective terms to be approved by the Board of Directors of the Company, subject to applicable law.

11.	Confidentiality.

From time to time, the parties may make available to each other, in written form or orally, information of a confidential and proprietary nature including, but not limited to, technology, technical, test and analysis data, specifications, prototypes, marketing, application, financial, bookkeeping, business, and customer information. The parties shall not disclose such information to others or use such information without the prior written consent of the disclosing party or as necessary to carry out the terms of this Agreement. Each party shall treat such information with the same care as it would exercise in the handling of its own confidential or proprietary information and shall obtain reasonable assurances that each person to whom such information is disclosed, will hold such information in confidence. Confidential information as referred to in this Section 11 shall not include information (i) which is or becomes public knowledge through no fault of the receiving party; (ii) which is known to the receiving party on a non-confidential basis at the time of disclosure by the disclosing party, as evidenced by the receiving party’s written records; (iii) which is disclosed to the receiving party on a non-confidential basis by a third party having no obligation of secrecy to the disclosing party; or (iv) which is subsequently independently developed by or for the receiving party without use of confidential information. Notwithstanding the aforesaid: (i) a party shall be entitled to disclose confidential information which it is required to disclose under any applicable law or stock exchange regulations, provided, however, that such disclosure is made to the minimum extent required and provided that a prior notice of disclosure is given to the disclosing party and sufficient opportunity to limit or contest such disclosure; (ii) a party shall be entitled to disclose confidential information to any person or entity to which such party transfers or considers transferring securities in the Company, subject to a standard undertaking not less strict than the undertaking set out herein, and (iii) in connection with periodic and financial reports to its shareholders, investors or partners, each party may make general statements regarding the nature and progress of the Company’s business, and may provide summary financial information of the Company. The provisions of this Section 11 shall not apply to Intel. Instead, the terms of Section 3 (“Confidentiality”) of the Intel Side Agreement by and between the Company, Intel and additional parties, dated July 2002, shall continue to apply with respect to Intel (and this Agreement shall be deemed a “Financing Agreement” for the purpose of said Section 3).

12.	Miscellaneous

12.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

12.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof, and the parties hereto irrevocably submit solely to the jurisdiction of the Courts of Tel Aviv, in respect of any dispute or matter arising out of or connected with this Agreement.

12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Investors and the respective successors and permitted assigns of the Investors. The parties may not assign any of there rights or obligations under this Agreement without the prior written consent of the other parties unless such rights or obligations are assigned together with the shares to which they relate and the assignee undertakes in writing to be bound by the provisions hereof.

12.4 Entire Agreement; Amendment and Waiver; Headings; Preamble and Schedules. This Agreement and the Schedules and Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. The Prior Agreement (including, for the avoidance of doubt, all amendments thereof) is hereby terminated in its entirety and shall be of no further force or effect. Any term of this Agreement may be amended or terminated and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the holders of at least 60% of the Registrable Securities then outstanding. All article and section headings are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement. The preamble and schedules to this Agreement are incorporated herein and form an integral part of this Agreement.

12.5 Notices Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after the day of deposit with a National Post Office, if delivered by first class mail, postage prepaid, if addressed to a party in the same country or fourteen (14) after deposit with a National Post Office, if delivered by first class mail, postage prepaid, if addressed to a party in a different country, (b) upon delivery, if delivered by hand (c) five (5) days after the day of deposit with recognized overnight courier service freight prepaid or (d) two (2) days after the business day of facsimile transmission, if delivered by facsimile transmission with a copy by first class mail, postage prepaid, and each notice shall be addressed to the party to be notified at the address set forth in this section as follows:

For the Company.

Negevtech Ltd.
attn:	CEO
address:	Beit Tamar
12 Hamada St.
Rehovot 76122

tel:	08-9312222
fax:	08-9366051

For the Investors:

as set forth on Schedule A hereto:

or at such other address as such party may designate by written notice to the other parties.

12.6 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

12.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

12.9 Aggregation of Holdings. For purposes of determining the availability of any right, the computation of shareholdings or the applicability of any limitation under this Agreement, each Investor’s holdings in the Company and the holdings of any of its Permitted Transferees shall be aggregated, and the aggregate holdings shall be considered to be held by such Investor and its Permitted Transferees as a single shareholder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Rights Agreement as of the date first above written.

Negevtech Ltd.

By:	1) —————————————— title

2) —————————————— title

[SIGNATURE PAGE TO SHAREHOLDERS RIGHTS AGREEMENT DATED JULY 2007]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Rights Agreement as of the date first above written.

INVESTORS:

[SEE SEPARATE SIGNATURE PAGES]

[SIGNATURE PAGE TO SHAREHOLDERS RIGHTS AGREEMENT DATED JULY 2007]

SCHEDULE A

Investors and Addresses

Investor	Address
Pitango Venture Capital Fund III (Israeli Sub) L.P.	11 HaManofim Street Bldg. B Herzliya 46725, Israel
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.
Pitango Venture Capital Fund III (Israeli Investors) L.P.
Pitango Parallel Investor Fund III (Israel), L.P.
Pitango Principles Fund III (Israel) L.P.
Pitango Venture Capital Fund III Trusts 2000 Ltd.
Shrem, Fudim, Kelner Founders Group II L.P.	21 Ha'arbaa Street Tel Aviv 64739, Israel
Shrem Fudim Kelner & Co. Ltd.
Shrem Fudim Kelner Founders Group II Annex Fund L.P.
SVE Star Ventures Enterprises GmbH & Co. No. IX KG.	Star Ventures Management Possartstrasse 9 D-81679 Munich Germany Contact: Nicolas Sammartino
Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability
SVM Star Ventures Managementgesellschaft mbH Nr. 3
Star Management of Investments No. II (2000) L.P.	SVM Star Venture Capital Management Ltd. 11 Galgaley Haplada St., P.O. Box 12600, Herzelia Pituach, 46733, Israel. Contact: Tami Gilboa-Arbel
Genesis Partners II, L.D.C.	Ackerstein Towers B 11 HaMenofim St Herzliya, 46733 Israel
Genesis Partners II (Israel), L.P.
Poalim Ventures Ltd.	Alrov Tower, 46 Rothschild Blvd, Tel Aviv 66883, Israel Number for notices being delivered by facsimile: 03-5675760
Poalim Ventures I Ltd.
Poalim Ventures II L.P.
Wellington Partners Venture III Technology Fund L.P.	Theresienstrasse 6, 80333 Muenchen, Germany
Amadeus III	Mount Pleasant House 2 Mount Pleasant Cambridge CB3 0RN
Amadeus III Affiliates Fund L.P.	2711 Centerville Road Suite 400, Wilmington, New Castle County, Delaware 19808